Exhibit 99.1

Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625

NEWS RELEASE Contact: Beth Potillo Phone: (818) 879-6733

DOLE RECEIVES APPROVAL FROM CHINA TO SELL WORLDWIDE PACKAGED FOODS AND ASIA FRESH PRODUCE BUSINESS

NEW DOLE UNAUDITED RESULTS FOR 2012 AND BUSINESS UPDATE

WESTLAKE VILLAGE, California – January 24, 2013 – Dole Food Company, Inc. (“Dole”) today announced that ITOCHU Corporation (“ITOCHU”) and Dole received unconditional approval from the Chinese Ministry of Commerce to implement the sale of Dole’s worldwide packaged foods and Asia fresh produce business to ITOCHU.

“The Ministry of Commerce of the People’s Republic of China officially approved our antitrust filing, with no conditions or requirements, in a decision dated January 21, 2013,” said C. Michael Carter, Dole’s Executive Vice President and General Counsel. “We are grateful to the case team of China’s Anti-monopoly Bureau of MOFCOM for their professionalism and commitment to the timely review of our transaction with ITOCHU. We have now received all seven required regulatory approvals, and Dole expects to complete the sale within the next 30 days.”

Dole also announced fiscal year 2012 results for the two lines of fresh produce business that will remain with the new Dole following the consummation of the sale transaction: fresh fruit and fresh vegetables. The historical results of the Dole worldwide packaged foods and Asia fresh business being sold to ITOCHU are classified as discontinued operations.

Selected Financial Results from Continuing Operations (the two lines of fresh produce business remaining with the new Dole)

	Fiscal Year
	December 29, 2012	December 31, 2011
	(in millions)
Revenues, net	$4,246.7	$4,778.4
Adjusted EBITDA	145.8	195.7
Income from continuing operations before income taxes and equity earnings	5.9	95.1

Revenues

Revenues decreased 11% to $4.2 billion for the year ended December 29, 2012, primarily due to the divestitures of our fresh fruit subsidiaries in Germany and Spain, which represented $539 million of sales in 2011. Fresh fruit revenues, excluding the impact of the divestitures, decreased 2% as a result of lower pricing in North America bananas and unfavorable euro and Swedish krona foreign currency movements in Europe. This was partially offset by higher volumes of fresh pineapple sold and improved pricing for Chilean deciduous fruit. Fresh vegetables revenues increased 8% primarily due to improved pricing for packaged salads and sales from the October 2011 berry acquisition, which contributed $68 million to sales in 2012. This was partially offset by lower pricing for fresh-packed vegetables. Excluding the sales from the berry business acquisition, fresh vegetables revenues improved 3%.

Adjusted EBITDA

Adjusted EBITDA was $146 million for the year ended December 29, 2012 compared to $196 million in the prior year. Fresh fruit Adjusted EBITDA decreased primarily due to lower pricing for bananas in North America as well as higher fruit costs in Europe, partially offset by lower shipping costs in Europe. In addition, fresh fruit earnings were impacted by provisions totaling $26 million recorded in the fourth quarter of 2012 in connection with the possible resolution of certain legal-related matters. Fresh vegetables Adjusted EBITDA was comparable. Higher earnings in the packaged salads and fresh berries businesses were partially offset by lower pricing experienced during the first half of 2012 across all major fresh-packed vegetable product lines. Packaged salads earnings increased primarily due to improved pricing. Fresh berries earnings increased as a result of the berry business acquisition, partially offset by higher growing costs.

Segment Information (the two lines of fresh produce business remaining with the new Dole)

	Fiscal Year
	December 29, 2012	December 31, 2011
	(in millions)
Revenues from external customers
Fresh fruit	$3,141.2	$3,757.0
Fresh vegetables	1,104.0	1,019.7
Corporate	1.5	1.7

	$4,246.7	$4,778.4

	Fiscal Year
	December 29, 2012	December 31, 2011
	(in millions)
EBIT:
Fresh fruit EBIT	$103.5	$138.8
Fresh vegetables EBIT	24.8	31.4

Total operating segments	128.3	170.2
Corporate:
Net unrealized gain (loss) on foreign denominated instruments	(0.5)	(1.7)
Share-based compensation	(7.5)	(5.8)
ITOCHU transaction related costs	(48.4)	—
Operating expenses	(47.7)	(53.4)

Corporate	(104.1)	(60.9)

Total EBIT before disc. ops.	$24.2	$109.3

2013 Guidance

“Fresh fruit performance in 2012 was below 2011, and we expect this trend to continue in 2013,” said Mr. Carter, who will be assuming the added role of President and COO in connection with the ITOCHU transaction. “We continue to see aggressive contract negotiations in the North American banana market, driving earnings in that market to lower levels. We expect fresh vegetables Adjusted EBITDA to improve in 2013, but not enough to offset the expected continued decline in the North America banana market. Overall, we expect 2013 Adjusted EBITDA for the new Dole to be at the low end of the guidance range we announced on January 2, 2013, assuming no major market changes.”

“In light of the competitive fresh produce market conditions, we are assessing the new Dole’s capital requirements and other possible near-term funding resources, such as Dole’s Hawaii land holdings,” continued Mr. Carter. “Potential investments could include increasing the number of fresh fruit farms owned and operated by the new Dole, and required updating of our owned vessel fleet, which has an average age of 21 years.”

After the consummation of the ITOCHU transaction, Dole will retain six refrigerated container vessels, ranging in ages from 14 to 24 years, as well as seven break-bulk refrigerated vessels, ranging in ages from 19 to 27 years. Three of the break-bulk vessels will continue to be used by the Asia Fresh produce business following completion of the ITOCHU transaction, under a ships usage agreement between Dole and ITOCHU. Dole also has four other break-bulk refrigerated vessels under a charter arrangement which will terminate at the end of 2013, and are currently under sub-charter to a third party, and a fifth vessel under charter that is scheduled to terminate in June 2013, subject to possible extension.

The new Dole will also retain approximately 24,700 acres in Hawaii on the Island of Oahu, of which approximately 16,500 acres are listed for sale. Dole farms pineapple, coffee and cacao on approximately 2,900 acres, and has an additional 1,800 farming acres which are not currently in production. The remaining 3,500 acres comprise gullies, washes, and other natural non-productive land. Dole currently estimates the relatively short-term monetization of the approximately 21,800 acres of land that Dole is not currently farming, to be in the $175 million to $200 million range. This range, which exceeds the current net book value for this land, is based on a recently completed internal assessment confirmed by a nationally recognized commercial real estate services firm.

Audited Financials

Dole expects to timely file its annual report on Form 10-K by March 14, 2013, including its audited financial statements for fiscal year 2012. At that time, Dole expects to issue an earnings release and will host a conference call with investors.

Non-GAAP Measurements

Earnings before interest, taxes and discontinued operations (“EBIT before discontinued operations”) and Adjusted EBITDA are measures commonly used by financial analysts in evaluating the performance of companies. EBIT before discontinued operations is calculated from income from continuing operations before income taxes and equity earnings by adding interest expense and equity earnings. Adjusted EBITDA is calculated from EBIT before discontinued operations by: (1) adding depreciation and amortization; (2) adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges; (3) adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations; (4) adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments; (5) adding share-based compensation expense; (6) adding charges for restructuring and long-term receivables; (7) adding ITOCHU transaction related costs; and (8) subtracting the gain on asset sales. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash.

EBIT before discontinued operations and Adjusted EBITDA are not calculated or presented in accordance with U.S. GAAP and are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, income from continuing operations before income taxes and equity earnings, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT before discontinued operations and Adjusted EBITDA from continuing operations as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included these two measures herein because management believes that they are useful performance measures for Dole and for securities analysts, investors and others in the evaluation of Dole.

Dole has provided earnings guidance to give investors general information on the overall direction of its remaining businesses following the sale transaction. The guidance provided is subject to numerous uncertainties, including, among others, the timing and ultimate consummation of the sale transaction, overall economic and capital-market conditions and the markets for fresh fruits and vegetables. Dole does not intend, and undertakes no obligation, to update its forward-looking statements, including projections and future prospects.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward- looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include the timing and whether the sale transaction is consummated, weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its filings with the SEC.

Exhibit 1—Reconciliation of income from continuing operations before income taxes and equity earnings* to EBIT before discontinued operations and Adjusted EBITDA

	Fiscal Year
	December 29, 2012	December 31, 2011
	(in millions)
Income from continuing operations before income taxes and equity earnings	$5.9	$95.1
Interest expense **	12.2	9.6
Equity earnings	6.1	4.6

Earnings before interest, taxes and discontinued operations (“EBIT before discontinued ops”)	24.2	109.3
Depreciation and amortization	65.8	63.9
Net unrealized (gain) loss on derivative instruments	1.2	0.9
Foreign currency exchange (gain) loss on vessel obligations	2.4	(0.1)
Net unrealized (gain) loss on foreign denominated instruments	0.8	1.9
Share-based compensation	10.8	7.9
Charges for restructuring and long-term receivables	5.1	16.4
ITOCHU transaction related costs	48.4	—
Gain on asset sales	(12.9)	(4.5)

Adjusted EBITDA	$145.8	$195.7

*	Dole has reconciled EBIT before discontinued ops and Adjusted EBITDA to Income from continuing operations before income taxes and equity earnings, because the latter is the GAAP measure most directly comparable to EBIT before discontinued ops and Adjusted EBITDA that can be computed at this time. Dole has not yet completed the final calculation of its income tax provision, and will not be in a position to do so for several more weeks. In view, however, of the imminent closing of the transaction with ITOCHU, the results and prospects for the fresh produce businesses that will remain with Dole will be most directly relevant for investors. Therefore, Dole determined that it was advisable to disclose the 2012 results for such businesses as soon as possible, reconciling to the available GAAP measure most directly comparable to EBIT before discontinued ops and Adjusted EBITDA.

**	Interest expense reflects only interest on debt not required to be repaid in connection with the ITOCHU sale transaction, as well as interest accrued on liabilities related to certain legal-related matters. Interest expense incurred on debt required to be repaid as part of the ITOCHU sale transaction is classified within discontinued operations.